Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
July 17, 2014

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878

Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:	Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED APPOINTS DETROIT BUSINESSMAN AND CIVIC LEADER EDDIE R. MUNSON AS
NEWEST BOARD MEMBER

Appointment of longtime Detroit accounting executive further reflects
Huntington’s ongoing commitment to core growth in Michigan

DETROIT and COLUMBUS, Ohio – The Board of Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) has unanimously elected as a member retired KPMG LLC partner and Detroit civic leader Eddie R. Munson, CPA. Munson brings more than 32 years of auditing and senior management experience from his career at KPMG and further audit and governance experience from a diverse variety of public company and nonprofit leadership positions.

“Greater Detroit and all of Michigan represent an important market for Huntington as we continue to grow within our six-state Midwest footprint,” said Stephen D. Steinour, chairman, president and chief executive officer of Huntington. “Eddie brings unique expertise to Huntington, including a deep understanding of Detroit-area market manufacturing, middle market and small business that we look forward to leveraging. Furthermore, his community involvement in Detroit gives him strong perspective on both opportunities and challenges.”

At KPMG, Munson served as managing partner of the Detroit office, was a member of the board of directors, and at retirement, held the role of national partner in charge of university relations and campus recruiting. He is a member of the Detroit Financial Advisory Board. Munson was interim chief financial officer of management consulting services company BearingPoint, where he was also a board member. He has also served on the board of Detroit-based Caraco Pharmaceutical.

Additionally, Munson is a trustee for Detroit’s Skillman Foundation and Henry Ford Health System finance committee, and for Jackson State Development Foundation. As a CPA, Munson maintains professional memberships with the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants and National Association of Black Accountants. He is a Jackson State University alumnus.

Munson joins Michigan native and Lead Director David L. Porteous on Huntington’s board. “Huntington’s board has consistently benefited from geographically diverse representation among our communities,” Porteous said. “Bringing additional perspective from a key market like Detroit is a landmark step in harnessing leadership expertise from Michigan. We welcome Eddie to the board.”

“I have long admired Huntington’s commitment to quality governance as a Midwest institution dedicated to continuing a history of excellence,” Munson said. “I am honored to join in contributing to its future success.”

Huntington’s strategic emphasis on organic, in-footprint growth, complemented by selective in-footprint acquisitions, has included notable lending performance and improved distribution in Michigan in recent years. Most recently, Huntington announced the intent to purchase 24 Michigan branches and deposits from Bank of America, anticipated for completion in the fall. Huntington has also exceeded a $2 billion commercial and small business lending goal established for the state in 2011 ahead of its scheduled commitment. Huntington continues to further grow its Michigan branch presence through in-store partnership with Meijer, among other supportive growth commitments within the state.

About Huntington

Huntington Bancshares Incorporated is a $60 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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